                                                                    EXHIBIT 99.1

                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD O SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                           DATE: MARCH 24, 2005

                                  INVESTOR RELATIONS: DOUGLAS W. BUSK
                                                      TREASURER
                                                      (248) 353-2700 EXT. 4432
                                                      IR@CREDITACCEPTANCE.COM

                                       NASDAQ SYMBOL: CACC

                          CREDIT ACCEPTANCE ANNOUNCES:
                        FOURTH QUARTER AND 2004 EARNINGS

SOUTHFIELD, MICHIGAN - MARCH 24, 2005 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC) Credit Acceptance Corporation (the "Company") announced consolidated net income for the three months ended December 31, 2004 of $7.4 million or $0.19 per diluted share compared to $9.8 million or $0.22 per diluted share for the same period in 2003. For the year ended December 31, 2004, consolidated net income was $37.0 million or $0.90 per diluted share compared to $25.8 million or $0.60 per diluted share for the same period in 2003.

The decrease in consolidated net income for the quarter ended December 31, 2004 compared to the same quarter in 2003 was primarily due to: (i) an increase in the provision for credit losses related to an enhancement to our methodology for estimating the present value of the dealer holdback payments (see discussion in "Discounted future cash flows"), (ii) a decrease in ancillary product income due to the Company's change in accounting policy during the first quarter of 2004 for recognizing income on third-party vehicle service contracts sold, (iii) increased general and administrative expenses related to increased accounting and audit fees associated with Sarbanes-Oxley compliance and (iv) increased sales and marketing expenses due to increasing our sales force and expanding our annual dealer-partner convention. Partially offsetting these items was (i) an increase in finance charges due to an increase in the size of the loan portfolio and an increase in the average annualized yield on the loan portfolio due to a decrease in the percentage of non-accrual loans to total loans and (ii) a decrease in foreign exchange loss related to the fair value of forward contracts during 2004.

RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE SAME PERIODS IN 2003 INCLUDE THE FOLLOWING:

      - Loan origination volume grew 26.8% for the year and 20.2% for the quarter

      - Loan origination volume increases were achieved with no material changes in credit policy or pricing

      -     Collection results were generally consistent with forecasts

      - The number of active dealer-partners grew 32.6% for the year and 34.7% for the quarter

      - Average active dealer-partner unit volumes decreased by 8.1% for the year and 11.7% for the quarter

The accounting for our business is complex. The next three sections of this press release provide information that explains and reconciles the differences between GAAP net income and adjusted net income.

ADJUSTED NET INCOME

Adjusted net income is detailed in the table below. Although adjusted income is not audited and is not consistent with accounting principles generally accepted in the United States ("GAAP"), the Company utilizes adjusted net income to calculate adjusted economic profit, which management and the Board of Directors use as the primary measure of financial performance and to calculate bonuses. Adjusted net income adjusts GAAP net income for non-recurring items, consistent with prior press releases. In addition, this quarter contains an adjustment not presented in prior periods. This additional adjustment reflects the difference between the carrying value of our loan portfolio under GAAP and the estimated discounted value of future cash flows from our loan portfolio. For a complete discussion, see "Discounted future cash flows" below.

Adjusted net income for the three months ended December 31, 2004 was $13.8 million or $0.35 per diluted share compared to $12.8 million or $0.29 per diluted share for the same period in 2003. Adjusted net income for the year ended December 31, 2004 was $52.5 million or $1.28 per diluted share compared to $42.2 million or $0.97 per diluted share for the same period in 2003.

Adjusted EPS increased by 20.7% for the quarter and 32.0% for the year primarily due to the growth in loans receivable, an increase in the profitability of the loan portfolio and share repurchases, partially offset by a decrease in non-U.S. segment income due to these segments being in liquidation. The increased profitability of the loan portfolio is primarily the result of increased revenue from ancillary products and lower operating expenses, as a percentage of revenue, partially offset by higher sales and marketing expenses.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

                                                               THREE MONTHS ENDED             YEARS ENDED
                                                                  DECEMBER 31,                DECEMBER 31,
                                                           --------------------------   ------------------------
(Dollars in thousands, except per share data)                 2004            2003         2004          2003
                                                           -----------    -----------   ----------   -----------
Reported net income  (1)                                   $     7,423    $     9,762   $   37,014   $    25,832
Foreign exchange (gain) loss due to forward contracts(2)            48          1,129       (1,080)        1,831
Reduction in Michigan single business tax (3)                        -           (307)           -          (307)
United Kingdom impairment expenses (3)                               -              -            -         7,238
Interest income from Internal Revenue Service (3)                    -              -            -          (400)
                                                           -----------    -----------   ----------   -----------
  Net income excluding certain items                       $     7,471    $    10,584   $   35,934   $    34,194
Adjustment to record the GAAP net investment in loans
  receivable at the discounted value of
  future cash flows (4)                                          6,799          2,047       18,678         5,920
Adjustment resulting in comparable tax
  rate for both periods(5)                                        (493)           200       (2,079)        2,079
                                                           -----------    -----------   ----------   -----------
Adjusted net income                                        $    13,777    $    12,831   $   52,533   $    42,193
                                                           ===========    ===========   ==========   ===========
Diluted weighted average shares outstanding                 39,473,105     43,958,520   41,017,205    43,409,007
  Adjusted net income per diluted share                    $      0.35    $      0.29       $ 1.28   $      0.97
                                                           ===========    ===========   ==========   ===========

(1) Reported net income for the year ended December 31, 2003 has been restated to reflect the correction of an accounting error related to income taxes discovered by the Company during the 2004 year-end closing process. Refer to Restatement of Prior Periods included in Summary Financial Data for further information.

(2) This item represents gains and losses resulting from changes in foreign currency exchange rates that are offset by changes in the currency translation adjustment included in shareholders' equity due to the changes in the value of foreign-currency-denominated net assets held.

(3)   The Company expects items of this nature to be non-recurring.

(4) See discussion below ("Discounted future cash flows"). This adjustment is the after-tax change in the "excess" during the period presented.

(5) This adjustment allows the reader to compare the current period to the prior period assuming a consistent tax rate.

DISCOUNTED FUTURE CASH FLOWS

As previously discussed, management and the Board of Directors use adjusted net income to calculate adjusted economic profit, which is the primary measure of financial performance since it more closely reflects how the business is managed than GAAP results. The biggest difference between GAAP net income and adjusted net income is the difference between the present value of future loan cash flows and the GAAP reported value of those loans. This segment of our release reports the amounts, reasons and significance of this difference.

We started disclosing the estimated present value of future loan cash flows (less the related dealer holdback liability) in the second quarter of 2004. The initial disclosure was intended to inform shareholders that, based on our estimates, we believed the discounted future cash flows from our loan portfolio, less dealer holdbacks, exceeded the comparable amount recorded on our GAAP basis balance sheet (the "excess"). We provided two reasons for this result. First, under GAAP, while the Company records an allowance for credit losses for any dealer-partner loan pool that exceeds the estimated present value of future cash flows, the Company does not "write-up" loan pools carried at less than the present value of future cash flows. Second, under GAAP, the Company records recoveries when received while the estimated present value of future cash flows includes estimated future recoveries. Recoveries consist of collections on previously charged off receivables.

During the third quarter of 2004, we again provided an estimate of the excess. Since there were excess numbers for both June 30, 2004 and September 30, 2004, shareholders could calculate the income statement impact of this new disclosure, as explained in the investor relations section of our website at www.creditacceptance.com in our December 20 and October 19 answers to investor questions. We suggested shareholders pay attention to the change in the excess over a long time period and cautioned against drawing any short term conclusions about our quarterly profitability as we believed by their nature these quarterly excess estimates would likely be subject to volatility.

This quarter we decided to include the impact of the excess in our adjusted income calculation for two reasons. First, we calculated, and report in this press release, comparable quarterly numbers back to December 31, 2002, thus providing a longer-term basis for comparison. Second, we believe our 2004 GAAP earnings are very difficult to understand. For example, the GAAP provision for credit losses continues to grow, even though collection rates have continued to be consistent with our expectations. The GAAP allowance for credit losses as of December 31, 2004 is far in excess of the estimated cash losses that will eventually be charged against it.

The following summarizes future loan payment inflows and dealer holdback outflows estimated by the Company as well as the estimated present values of these net cash flows:

 (IN THOUSANDS)                             ESTIMATE AS OF
                                    ----------------------------
                                    DECEMBER 31,    DECEMBER 31,
                                        2004            2003
                                    ------------    ------------
Loan payments                         $882,118        $713,330
Dealer holdback payments               228,044         179,499
                                      --------        --------
Net cash flow                         $654,074        $533,831
                                      ========        ========
Present value of net cash flow (1)    $501,343        $407,231
                                      ========        ========

(1) Calculated utilizing a discount rate comparable with the rate used to calculate the Company's allowance for credit losses under GAAP (approximately 29% as of December 31, 2004 and 2003).

The estimated present value of future cash flows from loans, less the related dealer holdback liability, is higher than the adjusted net investment in loans on the Company's balance sheet as of December 31, 2004 and 2003, respectively, as follows:

                                                                                ESTIMATE AS OF
                                                                       ----------------------------------
                                                                       DECEMBER 31,          DECEMBER 31,
(IN THOUSANDS)                                                             2004                 2003
                                                                       ------------          ------------
Consolidated loans receivable , net                                    $    974,476          $    857,802
Consolidated dealer holdbacks, net                                          504,722               423,861
                                                                       ------------          ------------
Net investment in loans before adjustments                                  469,754               433,941
Less: portion related to United Kingdom and Canada                           (8,161)              (34,970)
Plus: repossessed assets and other                                            8,975                 6,587
                                                                       ------------          ------------
Adjusted net investment in loans                                            470,568               405,558
Estimated present value of future cash flows from loans
   receivable, less estimated dealer holdback payments                      501,343               407,231
                                                                       ------------          ------------
Excess of estimated present value of future cash flows over
   recorded net investment (pre-tax) (1)                               $     30,775          $      1,673
                                                                       ============          ============

(1) While the table above presents the difference between the recorded net investment and the estimated present value of future cash flows, a wide range of actual results is possible. Given the large dollar amount of the estimated present value of future cash flows, even a modest percentage change in the Company's forecast would likely result in a large change in the reported variance between the Company's recorded net investment and the present value of estimated future cash flows.

The excess increased substantially during 2004, primarily due to growth in our portfolio and to changes in accounting policies during 2004 that reduced the recorded net investment in loans receivable. These changes include changes in revenue recognition for vehicle service contracts and changes in the calculation of the required allowance for credit losses.

The following table compares the estimated present value of future cash flows from loans receivable, less dealer holdback payments, to the net investment in loans receivable at the end of each period back through December 31, 2002. In order to produce the most meaningful income statement adjustment, we have used the benefit of hindsight and improved forecasting methods to calculate prior periods. As a result, the excess shown for June 30, 2004 and September 30, 2004 is lower than reported previously and amounts for periods prior to June 30, 2004 are different than what would have been calculated at that time. The most significant difference between the excess reported below, and the excess reported in prior periods, relates to assumptions regarding the timing of dealer holdback payments.

                                                                                             Estimate as of
                                                                       ----------------------------------------------------------
(In thousands)                                                          12/31/2004      9/30/2004      6/30/2004      3/31/2004
                                                                       ------------   --------------  ------------  -------------
Adjusted net investment in loans                                       $    470,568   $      475,001  $    454,355  $     436,946
Estimated present value of future cash flows from
loans receivable, less esitmated dealer holdback payments                   501,343          495,182       473,601        454,813
                                                                       ------------   --------------  ------------  -------------
Excess of estimated present value of future cash flows
over recorded net investment (pre-tax)                                 $     30,775   $       20,181  $     19,246  $      17,867
                                                                       ============   ==============  ============  =============
Pre-tax change of the excess of estimated present value
of future cash flows over recorded net investment                      $     10,594   $          935  $      1,379  $      16,194
                                                                       ============   ==============  ============  =============
Adjustment to record the net investment in loans receivable
to the discounted value of future cash flows (after-tax)               $      6,799   $          600  $        885  $      10,394
                                                                       ============   ==============  ============  =============

                                                                                 Estimate as of
                                                               -------------------------------------------------------
(In thousands)                                                 12/31/2003 9/30/2003  6/30/2003   3/31/2003  12/31/2002
                                                               ---------- ---------  ---------   ---------  ----------
Adjusted net investment in loans                               $  405,558 $ 399,029  $ 382,186   $ 359,692  $  336,821
Estimated present value of future cash flows from
loans receivable, less esitmated dealer holdback payments         407,231   397,512    378,284     355,749     329,270
                                                               ---------- ---------  ---------   ---------  ----------
Excess of estimated present value of future cash flows
over recorded net investment (pre-tax)                         $    1,673 $  (1,517) $  (3,902)  $  (3,943) $   (7,551)
                                                               ========== =========  =========   =========  ==========
Pre-tax change of the excess of estimated present value
of future cash flows over recorded net investment              $    3,190 $   2,385  $      41   $   3,608
                                                               ========== =========  =========   =========
Adjustment to record the net investment in loans receivable
to the discounted value of future cash flows (after-tax)       $    2,047 $   1,531  $      26   $   2,316
                                                               ========== =========  =========   =========

The Company's forecasts are not adjusted for seasonality although seasonal patterns to the Company's business exist. As such, the quarterly changes in the present value will vary throughout the year but will be comparable to the prior year quarter.

We believe adjusted net income provides shareholders with a better understanding of our financial performance. We continue to believe adjusted income will be subject to volatility as our estimates of future cash flows have in the past and are likely to continue to change from time to time. This is appropriate and consistent with the nature of our business since the estimate of discounted future cash flows is a complex calculation impacted by numerous assumptions.

LOAN PORTFOLIO PERFORMANCE

The following information relates to the loan portfolio performance in the United States segment, the Company's only business segment that continues to originate new loans.

The following table presents forecasted collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that have been realized as of December 31, 2004. The amounts presented are expressed as a percent of the original loan amount by year of loan origination.

                                                 DECEMBER 31, 2004
            -----------------------------------------------------------------------------------------
YEAR        FORECASTED COLLECTION %     ADVANCE %              SPREAD %        % OF FORECAST REALIZED
----        -----------------------     ---------              --------        ----------------------
1992               81.8%                  35.3%                 46.5%                 100.0%
1993               76.0%                  37.3%                 38.7%                 100.0%
1994               62.1%                  41.8%                 20.3%                 100.0%
1995               55.3%                  45.3%                 10.0%                  99.7%
1996               55.5%                  48.4%                  7.1%                  99.0%
1997               58.6%                  48.3%                 10.3%                  98.3%
1998               67.6%                  49.4%                 18.2%                  98.3%
1999               72.0%                  52.3%                 19.7%                  98.0%
2000               72.2%                  50.9%                 21.3%                  97.2%
2001               67.3%                  48.0%                 19.3%                  93.5%
2002               69.1%                  45.7%                 23.4%                  84.1%
2003               71.8%                  47.0%                 24.8%                  58.3%
2004               70.5%                  48.3%                 22.2%                  25.3%

The following table compares the Company's forecast of collection rates for loans originated by year as of December 31, 2004 with the forecast as of December 31, 2003:

             DECEMBER 31, 2004             DECEMBER 31, 2003
YEAR      FORECASTED COLLECTION %       FORECASTED COLLECTION %       VARIANCE
----      -----------------------       -----------------------       --------
1992               81.8%                         81.5%                    0.3%
1993               76.0%                         75.7%                    0.3%
1994               62.1%                         61.8%                    0.3%
1995               55.3%                         55.2%                    0.1%
1996               55.5%                         55.3%                    0.2%
1997               58.6%                         58.1%                    0.5%
1998               67.6%                         67.2%                    0.4%
1999               72.0%                         71.5%                    0.5%
2000               72.2%                         71.7%                    0.5%
2001               67.3%                         67.0%                    0.3%
2002               69.1%                         69.4%                   -0.3%
2003               71.8%                         72.8%                   -1.0%

LOAN ORIGINATIONS (1)

(Dollars in thousands)                           THREE MONTHS ENDED DECEMBER 31,                   YEARS ENDED DECEMBER 31,
                                             ---------------------------------------       --------------------------------------
                                               2004             2003       % CHANGE           2004            2003       % CHANGE
                                             ---------       ----------    ---------       ----------      ---------     --------
Loan originations                            $ 204,982       $  170,481        20.2%       $  959,617      $ 756,893        26.8%
Number of loans originated                      16,471           13,847        18.9            75,955         62,334        21.9
Number of active dealer-partners (2)             1,028              763        34.7             1,215            916        32.6
Loans per active dealer-partner                   16.0             18.1       (11.6)             62.5           68.1        (8.2)
Average loan size                            $    12.4       $     12.3         0.8        $     12.6      $    12.1         4.0

(1) Loan origination information relates to the United States, the Company's only business segment that continues to originate new loans.

(2) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

ADJUSTED RETURN ON CAPITAL

(Dollars in thousands)                           THREE MONTHS ENDED                  YEARS ENDED
                                                    DECEMBER 31,                     DECEMBER 31,
                                             --------------------------        -------------------------
                                               2004             2003             2004            2003
                                             ---------       ----------        ---------       ---------
Average debt                                 $ 203,261       $  106,680        $ 167,139       $ 103,772
Average adjusted shareholders' equity (1)      305,061          348,117          323,550         337,172
                                             ---------       ----------        ---------       ---------
Average capital                              $ 508,322       $  454,797        $ 490,689       $ 440,944
                                             =========       ==========        =========       =========

(1) Adjusted for the impact of the Adjustment to record the GAAP net investment in loans receivable at the discounted value of future cash flows from the Reconciliation of Reported Net Income to Adjusted Net Income.

Adjusted return on capital is equal to adjusted net operating profit after-tax (adjusted net income plus interest expense after-tax) divided by average capital as follows:

(Dollars in thousands)                       THREE MONTHS ENDED                   YEARS ENDED
                                                 DECEMBER 31,                     DECEMBER 31,
                                          ---------------------------       --------------------------
                                             2004             2003             2004            2003
                                          ----------       ----------       ----------      ----------
Adjusted net income (1)                   $   13,777       $   12,831       $   52,533      $   42,193
Interest expense after-tax                     2,306            1,815            7,389           5,237
                                          ----------       ----------       ----------      ----------
Adjusted net operating profit after-tax   $   16,083       $   14,646       $   59,922      $   47,430
                                          ==========       ==========       ==========      ==========
Average capital                           $  508,322       $  454,797       $  490,689      $  440,944
                                          ==========       ==========       ==========      ==========
Adjusted return on capital                      12.7%            12.9%            12.2%           10.8%

(1) Adjusted net income from the Reconciliation of Reported Net Income to Adjusted Net Income.

ADJUSTED ECONOMIC PROFIT

The Company defines adjusted economic profit as adjusted net operating profit after-tax less an imputed cost of equity. Adjusted economic profit measures how efficiently the Company utilizes capital. To consider the cost of both debt and equity, the Company's calculation of adjusted economic profit deducts from adjusted net income a cost of equity equal to 10% of average equity, which approximates the S&P 500's rate of return since 1965. Management uses economic profit to assess the Company's performance as well as to make capital allocation decisions. Management believes this information is important to shareholders because it allows shareholders to compare the returns earned by the Company investing capital in its core business with the return they could expect if the Company returned capital to shareholders and they invested in other securities.

The following table presents the calculation of the Company's adjusted economic profit for the periods indicated:

                                                                  Three Months Ended                     Years Ended
(In thousands, except per share data)                                 December 31,                       December 31,
                                                               ----------------------------      ----------------------------
                                                                   2004            2003             2004              2003
                                                               -----------      -----------      -----------       ----------
Adjusted net income (1)                                        $    13,777      $    12,831      $    52,533       $   42,193
Imputed cost of equity at 10% (2)                                   (7,627)          (8,703)         (32,355)         (33,717)
                                                               -----------      -----------      -----------       ----------
   Total adjusted economic profit                              $     6,150      $     4,128      $    20,178       $    8,476
                                                               ===========      ===========      ===========       ==========
Diluted weighted average shares outstanding                     39,473,105       43,958,520       41,017,205       43,409,007

Adjusted economic profit per diluted share (3)                 $      0.16      $      0.09      $      0.49       $     0.20

(1) Adjusted net income from the Reconciliation of Reported Net Income to Adjusted Net Income.

(2) Cost of equity is equal to 10% (on an annual basis) of average shareholders' equity, which is reflected in the Adjusted Return on Capital calculation above.

(3) Adjusted economic profit per diluted share equals the adjusted economic profit divided by the diluted weighted average number of shares outstanding.

Refer to the Company's Form 10-K, which will be filed with the Securities and Exchange Commission and will appear on the Company's website at www.creditacceptance.com, for a complete discussion of the results of operations and financial data for 2004.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

   - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

   - increased competition from traditional financing sources and from non-traditional lenders,

   -  the unavailability of funding at competitive rates of interest,

   - the Company's potential inability to continue to obtain third party financing on favorable terms,

   - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

   -  adverse changes in applicable laws and regulations,

   -  adverse changes in economic conditions,

   - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

   - the Company's potential inability to maintain or increase the volume of automobile loans,

   -  an increase in the amount or severity of litigation against the Company,

   - the loss of key management personnel or the inability to hire qualified personnel,

   -  the effect of terrorist attacks and potential attacks, and

   - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.

                          CREDIT ACCEPTANCE CORPORATION

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

(Dollars in thousands, except per share data)            THREE MONTHS ENDED                    YEARS ENDED
                                                            DECEMBER 31,                       DECEMBER 31,
                                                     -----------------------------      ----------------------------
                                                                                                       Restated (1)
                                                         2004              2003            2004            2003
                                                     -----------       -----------      -----------   --------------
REVENUE:
 Finance charges                                     $    38,121       $    26,668      $   133,913   $      103,125
 Ancillary product income                                  2,667             5,062           11,040           19,397
 Lease revenue                                               184             1,061            1,507            6,432
 Other income                                              5,428             4,421           19,951           17,288
                                                     -----------       -----------      -----------   --------------
     Total revenue                                        46,400            37,212          166,411          146,242
                                                     -----------       -----------      -----------   --------------
COSTS AND EXPENSES:
 Salaries and wages                                        8,924             8,572           36,490           33,655
 Provision for credit losses                              11,318             1,105           28,151           10,459
 General and administrative                                6,080             4,673           21,667           20,034
 Sales and marketing                                       3,309             2,135           11,914            8,948
 Interest                                                  3,548             2,793           11,368            8,057
 Stock-based compensation expense                            548               753            2,725            3,583
 United Kingdom asset impairment                               -                 -                -           10,493
 Other expense                                               258               551            1,310            4,756
                                                     -----------       -----------      -----------   --------------
     Total costs and expenses                             33,985            20,582          113,625           99,985
                                                     -----------       -----------      -----------   --------------
Operating income                                          12,415            16,630           52,786           46,257
 Foreign exchange gain (loss)                                (81)           (1,730)           1,650           (2,767)
                                                     -----------       -----------      -----------   --------------
Income before provision for income taxes                  12,334            14,900           54,436           43,490
 Provision for income taxes                                4,911             5,138           17,422           17,658
                                                     -----------       -----------      -----------   --------------
Net income                                           $     7,423       $     9,762      $    37,014   $       25,832
                                                     ===========       ===========      ===========   ==============
Net income per common share:
 Basic                                               $      0.20       $      0.23      $      0.96   $         0.61
                                                     ===========       ===========      ===========   ==============
 Diluted                                             $      0.19       $      0.22      $      0.90   $         0.60
                                                     ===========       ===========      ===========   ==============
Weighted average shares outstanding:
 Basic                                                36,819,410        42,040,063       38,617,787       42,195,340
 Diluted                                              39,473,105        43,958,520       41,017,205       43,409,007

(1) Provision for income taxes and net income for the year ended December 31, 2003 have been restated to reflect the correction of an accounting error related to income taxes discovered by the Company during the 2004 year-end closing process. Refer to Restatement of Prior Periods included in Summary Financial Data for further information.

                          CREDIT ACCEPTANCE CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

(Dollars in thousands)                                                                                AS OF DECEMBER 31,
                                                                                                 ------------------------------
                                                                                                                  RESTATED (1)
                                                                                                     2004            2003
                                                                                                 ------------    --------------
                                           ASSETS:
 Cash and cash equivalents                                                                       $     22,481    $       36,044

 Loans receivable                                                                                   1,021,879           875,417
 Allowance for credit losses                                                                          (47,403)          (17,615)
                                                                                                 ------------    --------------
       Loans receivable, net                                                                          974,476           857,802
                                                                                                 ------------    --------------

 Notes, lines of credit and floorplan receivables, net (including $1,653 and $1,583
  from affiliates as of December 31, 2004 and 2003, respectively)                                       4,340             6,562
 Investment in operating leases, net                                                                    1,074             4,447
 Property and equipment, net                                                                           19,651            18,503
 Income taxes receivable                                                                                4,280             5,795
 Other assets                                                                                          17,018            14,627
                                                                                                 ------------    --------------
       Total Assets                                                                              $  1,043,320    $      943,780
                                                                                                 ============    ==============

                            LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
 Accounts payable and accrued liabilities                                                        $     40,150    $       33,117
 Dealer holdbacks, net                                                                                504,722           423,861
 Line of credit                                                                                         7,700                 -
 Secured financing                                                                                    176,000           100,000
 Mortgage note and capital lease obligations                                                            9,847             6,467
 Deferred income taxes, net                                                                            14,149            25,823
                                                                                                 ------------    --------------
       Total Liabilities                                                                              752,568           589,268
                                                                                                 ------------    --------------

SHAREHOLDERS' EQUITY:
 Preferred stock, $ .01 par value, 1,000,000 shares authorized, none issued                                 -                 -
 Common stock, $ .01 par value, 80,000,000 shares authorized, 36,897,242 and
      42,128,087 shares issued and outstanding as of December 31, 2004 and
       2003, respectively                                                                                 369               421
 Paid-in capital                                                                                       25,640           125,078
 Retained earnings                                                                                    262,759           225,745
 Accumulated other comprehensive income, net of tax of $1,068 and $1,759 at
       year-end 2004 and 2003, respectively                                                             1,984             3,268
                                                                                                 ------------    --------------
       Total Shareholders' Equity                                                                     290,752           354,512
                                                                                                 ------------    --------------
       Total Liabilities and Shareholders' Equity                                                $  1,043,320    $      943,780
                                                                                                 ============    ==============

(1) The balance sheet as of December 31, 2003 has been restated to reflect the correction of accounting errors related to income taxes discovered by the Company during the 2004 year-end closing process. Refer to Restatement of Prior Periods included in Summary Financial Data for further information.

                          CREDIT ACCEPTANCE CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                            FOR THE YEARS ENDED
(Dollars In Thousands)                                                                         DECEMBER 31,
                                                                                        --------------------------
                                                                                                          RESTATED (1)
                                                                                          2004              2003
                                                                                        --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                                                            $ 37,014          $ 25,832
  Adjustments to reconcile cash provided by operating activities:
     Provision for credit losses                                                          28,151            10,459
     Depreciation                                                                          5,723             8,679
     Loss on retirement of property and equipment                                            248                73
     Foreign currency (gain) loss on forward contracts                                    (1,660)            2,817
     (Credit) provision for deferred income taxes                                        (11,674)           16,750
     Stock-based compensation                                                              2,725             3,583
     United Kingdom asset impairment                                                           -            10,493
  Change in operating assets and liabilities:
     Accounts payable and accrued liabilities                                              8,225             1,959
     Income taxes receivable/payable                                                       1,515           (11,889)
     Lease payment receivable                                                                 47               619
     Unearned commissions, insurance premiums and reserves                                   238              (837)
     Other assets                                                                         (2,391)           (3,232)
                                                                                        --------          --------
        Net cash provided by operating activities                                         68,161            65,306
                                                                                        --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal collected on loans receivable                                                434,707           348,932
  Advances to dealers                                                                   (445,603)         (354,057)
  Payments of dealer holdbacks                                                           (33,012)          (28,954)
  Accelerated payments of dealer holdbacks                                               (18,653)          (12,690)
  Operating lease liquidations                                                             2,360             6,900
  Decrease in notes, lines of credit and floorplan receivables                             1,049             4,343
  Purchases of property and equipment                                                     (4,067)           (3,062)
  Proceeds from maturities of investments - held to maturity                                   -               173
                                                                                        --------          --------
        Net cash used in investing activities                                            (63,219)          (38,415)
                                                                                        --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds (repayments) under lines of credit                                          7,700           (43,555)
  Proceeds from secured financings                                                       180,000           100,000
  Repayments of secured financings                                                      (104,000)          (58,153)
  Principal payments under capital lease obligations                                      (1,504)             (921)
  Proceeds from mortgage note refinancing                                                  3,540                 -
  Repayment of mortgage note                                                                (742)             (777)
  Repurchase of common stock                                                            (107,236)           (5,316)
  Proceeds from stock options exercised                                                    5,021             2,037
                                                                                        --------          --------
        Net cash used in financing activities                                            (17,221)           (6,685)
                                                                                        --------          --------
        Effect of exchange rate changes on cash                                           (1,284)            2,372
                                                                                        --------          --------
Net (decrease) increase in cash and cash equivalents                                     (13,563)           22,578
  Cash and cash equivalents, beginning of period                                          36,044            13,466
                                                                                        --------          --------
  Cash and cash equivalents, end of period                                              $ 22,481          $ 36,044
                                                                                        ========          ========

(1) The statement of cash flows for the year ended December 31, 2003 has been restated to reflect the correction of accounting errors related to income taxes discovered by the Company during the 2004 year-end closing process. Refer to Restatement of Prior Periods included in Summary Financial Data for further information.

                          CREDIT ACCEPTANCE CORPORATION

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

LOANS RECEIVABLE

The following table summarizes the composition of loans receivable:

                                                              AS OF DECEMBER 31,
                                                           -------------------------
                                                               2004         2003
                                                           -----------   -----------
Gross loans receivable                                     $ 1,228,124   $ 1,035,681
Unearned finance charges                                      (203,450)     (157,707)
Unearned insurance premiums, insurance reserves and fees        (2,795)       (2,557)
                                                           -----------   -----------
Loans receivable                                           $ 1,021,879   $   875,417
                                                           ===========   ===========
Non-accrual loans                                          $   224,659   $   203,598
                                                           ===========   ===========
Non-accrual loans as a percent of total gross loans               18.3%         19.7%
                                                           ===========   ===========

A summary of changes in gross loans receivable is as follows:

                                             THREE MONTHS ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                             -------------------------------        --------------------------
                                                2004                2003               2004           2003
                                             -----------         -----------        -----------    -----------
Balance, beginning of period                 $ 1,222,733         $ 1,034,158        $ 1,035,681    $   912,963
Gross amount of loans accepted                   204,982             170,481            959,617        785,407
Net cash collections on loans                   (150,304)           (121,099)          (575,316)      (481,579)
Charge-offs *                                    (77,583)            (73,919)          (295,892)      (261,365)
Recoveries *                                       7,766               7,047             32,035         14,168
Other fees                                        18,984              12,997             70,992         52,948
Net change in repossessed collateral              (1,009)             (1,306)            (2,101)            57
Currency translation                               2,555               7,322              3,108         13,082
                                             -----------         -----------        -----------    -----------
Balance, end of period                       $ 1,228,124         $ 1,035,681        $ 1,228,124    $ 1,035,681
                                             ===========         ===========        ===========    ===========

* Charge-offs presented net of recoveries for activity prior to July 1, 2003

A summary of the allowance for credit losses is as follows:

                                             THREE MONTHS ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                             -------------------------------        --------------------------
                                                2004                2003                2004          2003
                                             -----------         -----------        -----------    -----------
Balance, beginning of period                 $    37,557         $    14,883        $    17,615    $    20,991
Provision for credit losses                       10,547               1,005             26,510          7,657
Charge-offs *                                     (3,762)             (1,548)            (8,657)       (17,736)
Recoveries *                                       2,756               2,927             11,595          6,160
Currency translation                                 305                 348                340            543
                                             -----------         -----------        -----------    -----------
Balance, end of period                       $    47,403         $    17,615        $    47,403    $    17,615
                                             ===========         ===========        ===========    ===========

* Charge-offs presented net of recoveries for periods prior to July 1, 2003

                          CREDIT ACCEPTANCE CORPORATION

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

DEALER HOLDBACKS

The following table summarizes the composition of dealer holdbacks:

                                     AS OF DECEMBER 31,
                                  ----------------------
                                     2004         2003
                                  ---------    ---------
Dealer holdbacks                  $ 976,584    $ 828,720
Less: advances                     (471,862)    (404,859)
                                  ---------    ---------
Dealer holdbacks, net             $ 504,722    $ 423,861
                                  =========    =========

RESTATEMENT OF PRIOR PERIODS

During the course of the 2004 year-end closing process, the Company determined that it had incorrectly accounted for income taxes in prior periods as follows:

- During the third quarter of 2003, the Company had incorrectly recorded a deferred income tax asset for benefits related to its foreign subsidiaries under an intended change to its international tax structure that had not been executed by the Company as of December 31, 2003. As a result, the Company overstated deferred income tax assets and understated provision for income taxes by $2.3 million as of and for the year ended December 31, 2003. The deferred tax asset for these benefits should have been recognized when the Company actually executed the change to its tax structure during the second quarter of 2004. As a result, the Company overstated provision for income taxes by $2.7 million for the three months ended June 30, 2004.

- Deferred income taxes are required to be recognized for foreign currency translation adjustments when the Company's investments in its foreign subsidiaries are considered temporary and the differences will reverse in the foreseeable future. Prior to 2002, the Company considered all of its investments in its foreign subsidiaries to be permanent. During the third quarter of 2002, the Company determined that its investments in its United Kingdom and Ireland subsidiaries were no longer considered permanent, and during the second quarter of 2003, the Company determined that its investment in its Canadian subsidiary was no longer considered permanent. Upon these determinations, the Company should have recognized deferred income taxes related to the foreign currency translation adjustments of these subsidiaries. As a result of not recording these deferred taxes, the Company understated its deferred income tax liabilities and overstated its foreign currency translation adjustment, which is presented as accumulated other comprehensive income in the Company's balance sheet, by $1.8 million as of December 31, 2003. Correction of this error had no impact on net income.

- The Company had a deferred tax liability recorded at December 31, 2003 that should have been reversed through provision for income taxes in periods prior to 2003. As a result, the Company overstated deferred income tax liabilities and understated retained earnings by $1.1 million at December 31, 2003.

The following table summarizes the reported and restated financial condition and the results of operations:

(Dollars in thousands, except per share data)                                                  AS OF DECEMBER 31,
                                                                                            ----------------------
                                                                                               2004        2003
                                                                                            ---------    ---------
Deferred income tax liabilities, net, as reported                                           $  14,149    $  22,770
  Reversal of deferred income tax asset recognized for intended tax structure change                -        2,349
  Reversal of deferred income tax liability                                                         -       (1,055)
  Recognition of deferred income tax liabilities related to foreign currency translation            -        1,759
                                                                                            ---------    ---------
Deferred income tax liabilities, net, as restated                                           $  14,149    $  25,823
                                                                                            =========    =========

Retained earnings, as reported                                                              $ 262,759    $ 227,039
  Reversal of deferred income tax asset recognized for intended tax structure change                -       (2,349)
  Reversal of deferred income tax liability                                                         -        1,055
                                                                                            ---------    ---------
Retained earnings, as restated                                                              $ 262,759    $ 225,745
                                                                                            =========    =========

Accumulated other comprehensive income, as reported                                         $   1,984    $   5,027
  Recognition of deferred income tax liabilities related to foreign currency translation            -       (1,759)
                                                                                            ---------    ---------
Accumulated other comprehensive income, as restated                                         $   1,984    $   3,268
                                                                                            =========    =========

                                                         THREE MONTHS ENDED                    YEARS ENDED
                                                             DECEMBER 31,                      DECEMBER 31,
                                                   -----------------------------     ------------------------------
                                                       2004             2003             2004             2003
                                                   -------------     -----------     ------------    --------------
Provision for income taxes, as reported            $       4,911     $     5,138     $     17,422    $       15,309
  Reversal of deferred income tax asset
  recognized for intended tax structure change                 -               -                -             2,349
                                                   -------------     -----------     ------------    --------------
Provision for income taxes, as restated            $       4,911     $     5,138     $     17,422    $       17,658
                                                   =============     ===========     ============    ==============
Net income, as reported                            $       7,423     $     9,762     $     37,014    $       28,181
  Reversal of deferred income tax asset
  recognized for intended tax structure change                 -               -                -            (2,349)
                                                   -------------     -----------     ------------    --------------
Net income, as restated                            $       7,423     $     9,762     $     37,014    $       25,832
                                                   =============     ===========     ============    ==============

Earnings per share:
  Basic, as reported                               $        0.20     $      0.23     $       0.96    $         0.67
                                                   =============     ===========     ============    ==============
  Basic, as restated                               $        0.20     $      0.23     $       0.96    $         0.61
                                                   =============     ===========     ============    ==============
  Diluted, as reported                             $        0.19     $      0.22     $       0.90    $         0.65
                                                   =============     ===========     ============    ==============
  Diluted, as restated                             $        0.19     $      0.22     $       0.90    $         0.60
                                                   =============     ===========     ============    ==============

Weighted average shares outstanding:
  Basic                                               36,819,410      42,040,063       38,617,787        42,195,340
  Diluted                                             39,473,105      43,958,520       41,017,205        43,409,007